Exhibit 99.1

Gevo RNG Subsidiary Successfully remarkets its tax-exempt green bonds

ENGLEWOOD, Colo. - April 1, 2024 -- Gevo, Inc. (NASDAQ: GEVO) announced today that its wholly-owned subsidiary, Gevo NW Iowa RNG, LLC (“Gevo RNG”), has remarketed the previously issued and currently outstanding Iowa Finance Authority Solid Waste Facility Revenue Bonds (Gevo NW Iowa RNG, LLC Renewable Natural Gas Project), Series 2021 (Green Bonds) (the “Bonds”), which are tax exempt “Green Bond” private activity bonds the proceeds of which were used to finance construction of Gevo RNG’s now operating and expanded renewable natural gas (“RNG”) assets in Northwest Iowa.

The Bonds were initially issued by the Iowa Finance Authority on April 15, 2021 in a public offering for the benefit of Gevo RNG and for an initial term rate period ending March 31, 2024. The Bonds were issued in the aggregate principal amount of approximately $68.2 million with an interest rate of 1.5% and were secured by an irrevocable direct pay letter of credit for $71.2 million. On April 1, 2024 (the “Conversion Date”), the Bonds became subject to mandatory tender for purchase and have been remarketed to bear interest at 3.875% for a new term rate period ending March 31, 2026. The remarketed bonds are secured by an irrevocable direct pay letter of credit for approximately $69.6 million. Gevo’s reimbursement obligations with respect to the letter of credit are fully cash collateralized. Gevo expects that the interest income on cash collateral will be greater than the interest expense on the Bonds, resulting in positive contribution to cash flows over the next twelve months.

“We were pleased to benefit from a low fixed interest rate on the Bonds after the remarketing, while enjoying the benefit of increased interest income on the restricted cash on the balance sheet, which secures Gevo’s reimbursement obligations with respect to the letter of credit for the Bonds,” said Lynn Smull, Chief Financial Officer of Gevo. “The Bonds had a mandatory tender date of April 1, 2024 that required us to either tender the bonds or convert and remarket them to bear interest at current rates. Thanks to a well-executed process we were able to conclude the remarketing with an attractive Bond interest rate.

Mr. Smull concluded, “This was an important and necessary step in our broader strategy to be good stewards of our capital and to maximize its effective use to deliver industry-changing, low-carbon projects. This sets us up to potentially refinance the Bonds at the right time in the future on a non-recourse basis, which would allow us to cancel the letter of credit and release the cash collateral.”

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full life cycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their life cycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that its proven, patented technology enabling the use of a variety of low-carbon sustainable feedstocks to produce price-competitive low-carbon products such as gasoline components, jet fuel and diesel fuel yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that the Argonne National Laboratory GREET model is the best available standard of scientific-based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters including, without limitation, the cash flow effects of the Bonds, the ability to refinance the Bonds, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2023, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

IR Contact
Eric Frey
Vice President of Finance & Strategy
IR@Gevo.com